Exhibit 10.2
SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into by and between Unilife Corporation, its subsidiaries, including Unilife Medical Solutions Limited, Unilife Medical Solutions, Inc. and Integrated BioSciences, Inc. (“IBS”), affiliates, successors, and assigns (collectively “Unilife” or “Company”) and Bernhard Opitz (“Opitz”).
WHEREAS, Opitz has been employed by Unilife pursuant to an Employment Agreement (“Employment Agreement”) entered into as of November 10, 2009; and
WHEREAS, Opitz and Unilife wish to end their employment relationship on mutually agreeable terms, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:
1. Termination of Employment. Opitz will resign from all positions with Unilife, including director and officer positions, which resignation Unilife will accept, effective as of December 31, 2010 (the “Termination Date”) on which date Opitz’s employment will terminate. Prior to the Termination Date, the terms of the Employment Agreement shall remain in effect. Through the Termination Date, Opitz will continue to receive his regular base salary, as well as continue to participate in Unilife’s employee benefit plans. Effective immediately and through the Termination Date (the “Transition Period”), Opitz will be expected to cooperate and assist with the transition of functions and responsibilities, as may be requested by the Chief Executive Officer, General Counsel, or Vice President, Human Resources of the Company. The Termination Date shall be construed as the date on which Opitz incurs a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended. Unilife will communicate that Opitz’s resignation was for personal reasons.

2. Purpose. This Agreement is entered into for the purpose of complying with the terms of the Employment Agreement and providing Opitz with certain severance benefits while avoiding future litigation and resolving any and all claims or differences arising out of Opitz’ employment or the termination thereof.
3. Severance Benefits. Unilife will pay Opitz, on the first payroll date after the Termination Date, any unused, accrued 2010 vacation. In addition, for consideration of the promises set forth in this Separation Agreement and General Release, Opitz will be eligible to receive the following payments (the “Severance Payments”) from Unilife, subject to the terms and conditions set forth in this Agreement:
a.
A cash severance benefit in the aggregate gross amount of One Hundred Fifty Seven Thousand Five Hundred Dollars ($157,500.00), less all appropriate withholdings and deductions required by law. This amount represents nine (9) months of Opitz’s base salary as in effect on the Termination Date. This cash severance benefit will be paid out in substantially equal installments over a period of nine (9) months (the “Severance Period”), in accordance with Unilife’s standard payroll procedures. These payments will begin on the first payroll date following the Effective Date, as defined in Section 16(d) of this Agreement.

b.
Reimbursement, less all appropriate withholdings and deductions required by law, of Opitz’s monthly health insurance premiums incurred during the nine (9) month period that commences on the Termination Date, if Opitz is a participant in Unilife’s health insurance plan as of the Termination Date and he timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

The Severance Payments represent the entire extent of any and all money due to Opitz and is consideration for the execution of this Agreement and releasing any and all claims against Unilife arising up to and including the date of execution of this Agreement. Unilife’s obligations to pay the Severance Payments shall immediately upon Opitz’s material breach of this Agreement.

4. Unemployment Compensation. For consideration of the promises set forth in this Agreement, Unilife agrees that it will not contest Opitz’s application for unemployment compensation benefits. Opitz acknowledges that eligibility for such benefits is not determined by Unilife.
5. Other Employee Benefits. Opitz acknowledges the receipt from Unilife of all compensation earned and accrued through the date hereof. Except as expressly set forth in this Agreement, Opitz confirms and acknowledges that he will not be entitled to any additional employee benefits, bonus payments, additional severance pay, or other payments whatsoever, from Unilife following the Effective Date.
6. Admission. Nothing contained herein shall be construed as an admission by Unilife of any liability of any kind to Opitz; any liability is expressly denied. Further, nothing contained herein shall be construed as an admission by Opitz of any liability of any kind to Unilife; any liability is expressly denied.
7. Non-Disclosure of Confidential Information. Opitz acknowledges that, in the course of his employment with Unilife, he may have acquired access to and became acquainted with certain information about the professional, business, technological and financial affairs of Unilife that may be non-public, competitively sensitive, confidential and proprietary in nature (“Confidential Information”). Confidential Information includes, but is not limited to, manufacturing processes or techniques, information concerning its customers, suppliers, products, operations, safety or industrial hygiene practices, business plans and objectives, management practices, marketing plans, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, financial statements, policies and any other trade secrets or confidential or proprietary information of or about Unilife that is not already available to the public. Opitz agrees that he will not make any statements or communications to any individual or entity, including but not limited to any current or former employee or consultant of Unilife, concerning the Company’s Confidential Information, unless such individual or entity already possesses such Confidential Information from a source other than Opitz or unless such Confidential Information is already available to the public. Any breach of this provision shall be deemed a material breach of this Agreement.

8. Return of Property. No later than the Termination Date, Opitz agrees to return promptly to Unilife any and all things in his possession and control that are owned or leased by Unilife or otherwise relate to Unilife’s business, including but not limited to all computer equipment, telephone equipment, books, manuals, memoranda, policy statements, correspondence, minutes of meetings, agendas, interoffice communications, forecasts, analyses, working papers, charts, expense reports, ledgers, journals, financial statements, data compilations, records, reports, notes, computer disks, drives, documents and software, contracts, customer lists, keys, advertising and marketing materials, and other documents, proprietary information and equipment furnished to or prepared by Opitz in the course of or incident to his employment with Unilife (except the Blackberry telephone provided to him by Unilife, which Optiz will transfer into his name and assume responsibility for all charges no later than January 31, 2011). No later than the Termination Date, Opitz shall promptly deliver to Unilife any documents, files and/or records containing Confidential Information, as that term is defined in this Agreement, that are in his possession. Opitz agrees that he will not engage in any activities that might alter, modify or destroy any property, equipment of Confidential Information that is in his possession.
9. General Release and Waiver of Claims. In consideration of the monetary benefits extended to Opitz under the terms of this Agreement, Opitz agrees for himself, his heirs, executors, administrators, successors and assigns to forever release and discharge Unilife and its parents, subsidiaries, affiliates, officers, directors, agents, contractors, consultants and employees, past and present, collectively or individually (the “Released Parties”), from any and all claims, demands, causes of actions, losses and expenses of every nature whatsoever, known or unknown, arising up to and including the date on which Opitz executes this Agreement, including but not limited to any claims arising out of or in connection with his employment or separation from employment with Unilife. These claims include, but are not limited to, breach of express or implied contract, intentional or negligent infliction of emotional harm, libel, slander, claims under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993 (“FMLA”), the Employee Retirement Income Security Act of 1974, as amended, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment Collection Law (as well as any claims related to unpaid wages, bonuses or benefits), any tort claim, or any other federal, state or municipal statute or ordinance relating to employment or unlawful discrimination, including any wrongful discharge claim which may be cognizable under the laws of any state or country; but do not include rights to previously vested stock options, reimbursement of allowable expenses incurred through the Termination Date, or any other rights or claims that, as a matter of law, cannot be released or waived.
Opitz warrants and represents that he has not, prior to signing this Agreement, filed any form of claim, charge, or complaint against Unilife or any entity released above. Except with respect to any lawsuit to enforce his rights under this Agreement, Opitz agrees not to file, join in or prosecute any lawsuits against the Company or any of the other Released Parties, concerning any matter, act, occurrence, or transaction which arose on or before the date he signs this Agreement. By signing this Agreement, Opitz also expressly acknowledges and represents that he (i) has suffered no injuries or occupational diseases arising out of or in connection with his employment with Unilife; (ii) has received all wages to which he was entitled as an employee of Unilife; (iii) has received all leave to which he was entitled under the FMLA; and (iv) is not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act. Opitz further understands that the General Release and Waiver of Claims set forth above will completely bar any recovery or relief obtained on his behalf, whether monetary or otherwise, by any person or entity with respect to any of the claims that he has released.

Further, in consideration of Opitz’s foregoing claims pursuant to his Employment Agreement, Unilife agrees for itself and its parents, subsidiaries, affiliates, officers, directors, agents, contractors, consultants and employees, past and present, to forever release and discharge Opitz and his heirs, executors, administrators, successors and assigns, collectively or individually, from any and all claims, demands, causes of actions, losses and expenses of every nature whatsoever, known or unknown, arising up to and including the date on which Unilife executes this Agreement.
10. Further Covenants.
(a)
The parties to this Agreement agree that they will take no action that would cause any embarrassment or humiliation to the other or otherwise cause or contribute to the other being held in disrepute by the general public or its employees, customers, prospective employers or suppliers. As part of this covenant, the parties to this Agreement agree that they will not make statements to any third parties about each other and/or their affiliates, products, owners, employees, or representatives that are in any way disparaging or negative. This paragraph shall not be construed to prohibit Opitz or Unilife from cooperating with any government agency in an official investigation or to prohibit Unilife from making the public filings required when an executive officer resigns or otherwise required by law or corporate by-laws. Any breach of this provision shall be deemed a material breach of this Agreement.

(b)
To the extent that Opitz is not a potentially adverse party and/or to the extent that the issues do not potentially subject him to criminal charges or penalties, Opitz agrees that he will provide reasonable assistance and cooperation with Unilife and/or other persons engaged by Unilife in the investigation, prosecution, and/or defense of any threatened or asserted litigation, or investigations initiated by or involving Unilife or any person or entity affiliated with it, and truthfully testify in connection with any such investigation or proceeding. Opitz understands that he was employed as a management representative of the Company, and except as specifically required by law, he will not assist any person or entity in any matter adverse to the Company without first providing written notice.

11. Non-Solicitation and Agreement Not To Compete. Opitz remains bound by the non-solicitation and non-compete provisions of his Employment Agreement, which are restated herein. For a period of two (2) years following termination of employment, Opitz will not, directly or indirectly:
(i) render services to, become employed by, be engaged as a consultant by, own, or have a financial or other interest in (either as an individual, partner, joint venture, owner, manager, employee, partner, officer, director, independent contractor, or other similar role) any business that is engaged in any business activity that is in competition with the activities of Unilife.
(ii) induce, offer, assist, encourage, or suggest that another business or enterprise offer employment to or enter into a consulting arrangement with any individual who is employed by Unilife, or induce, offer, assist, encourage, or suggest that any Unilife employee terminate his or her employment with Unilife, or accept employment with any other business or enterprise.
In the event that Opitz commits any breach of these provisions, Opitz acknowledges that Unilife would suffer substantial and irreparable harm and damages. Accordingly, Opitz hereby agrees that in such event, Unilife shall be entitled to temporary and/or permanent injunctive relief, without the necessity of proving damage, to enforce the provisions of this Section, all without prejudice to any and all other remedies that Unilife may have at law or in equity and that Unilife may elect or invoke. Opitz agrees that if any of the provisions of this Section are or become unenforceable, the remainder hereof shall nevertheless remain binding upon him to the fullest extent possible, taking into consideration the purposes and spirit of this agreement. Any invalid or unenforceable provision is to be reformed to the maximum time, geographic and/or business limitations permitted by applicable laws, so as to be valid and enforceable.
Opitz expressly acknowledges and agrees that the restrictive covenants set forth in Section 7 and Section 11 of this Agreement are absolutely necessary to protect the legitimate business interests of Unilife, because he is employed in a position of trust and confidence and is provided with extensive access to Unilife’s most confidential and proprietary trade secrets, and has significant involvement in important business relationships, which constitute the goodwill of Unilife. Opitz further agrees and acknowledges that the restrictive covenants set forth in Section 7 and Section 11 of this Agreement are reasonable, will not restrict him from earning a livelihood following the termination of employment, and are intended by the parties to be enforceable following termination of employment for any reason.
In the event that Unilife must bring legal action to enforce or seek a remedy for any breach of the provisions of Section 7 or Section 11 of this Agreement and Opitz is found by a court to have breached any of these provisions, Opitz agrees to reimburse Unilife for any and all expenses, including attorneys’ fees and court costs, incurred by it in enforcing the terms of these Sections of the Agreement. In addition, Opitz remains bound by the Proprietary Information and Inventions Agreement that he entered into. Any breach of these provisions will constitute a material breach of this Agreement.

12. Other Agreements. This Agreement represents the entire agreement between the parties. It may not be modified or superseded except in writing, signed by both parties and referencing this Agreement. Opitz’s stock options shall be governed by the terms of his stock option grants and the corresponding plan document.
13. Severability and Non-waiver. Each provision of this Agreement is severable and distinct from, and independent of, every other provision hereof. If one provision hereof is declared void, the remaining provisions shall remain in full force and effect. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. A waiver of any provision of this Agreement by either party shall not prevent either party from enforcing that provision or any other provision hereof.
14. Amendment. This Agreement may not be modified or amended except by a written document signed by both Opitz and an authorized representative of Unilife.
15. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania without giving effect to provisions thereof regarding conflict of laws.

16. Acknowledgements. Opitz represents and acknowledges to Unilife as follows:
a.	that he has been advised to consult with an attorney of his choosing concerning the legal significance of this Agreement;
b.
that he has been offered twenty-one (21) days to review and consider all of the terms and provisions of this Agreement, and he has had ample opportunity to review all of the provisions of this Agreement;

c.	that the Severance Payments offered under this Agreement shall be forfeited if he does not sign this Agreement within the twenty-one (21) day review period described above;
d.
that he is competent to understand the content and effect of this Agreement and he has entered into this Agreement knowingly, by his free will and choice without any compulsion, duress, or undue influence from anyone; and

e.
that he has been advised that during the seven (7) day period following his execution of this Agreement, he may revoke his acceptance of this Agreement by delivering written notice of revocation to J. Christopher Naftzger, Esq., Unilife Medical Solutions, 250 Cross Farm Lane, York, PA 17406 and that this Agreement shall not become effective or enforceable until after the revocation period has expired. This Agreement shall become effective on the eighth day after Opitz’ execution and delivery of this Agreement to Unilife (the “Effective Date”) if he does not duly revoke his acceptance of this Agreement in the manner described herein.

IN WITNESS WHEREOF, Opitz has hereunto set his hand, and Unilife has caused this Agreement to be executed by its duly authorized agent, all as of the dates set forth below.
EXECUTED in multiple copies, each having the same effect as the original.

Witness:	/s/ Kerstin Opitz	/s/ Bernhard Opitz

BERNHARD OPITZ
Date:	31 December 2010

UNILIFE CORPORATION

		By:	/s/ Cynthia M. Lighty

			Name:	Cynthia M. Lighty
			Title:	Vice President, Human Resources

		Date:	31 December 2010